 Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

NATIONAL INSTRUMENTS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, issuable under the 2022 Equity Incentive Plan	457(h)	6,193,864(2)	$38.32(3)	$237,348,868.48	0.0000927	$22,002.24
Equity	Common Stock, $0.01 par value per share, issuable under the 1994 Employee Stock Purchase Plan	457(h)	3,000,000	$38.32(4)	$114,960,000.00	0.0000927	$10,656.79
Total Offering Amounts					$352,308,868.48		$32,659.03
Total Fee Offsets							--
Net Fee Due							$32,659.03

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, $0.01 par value per share (“Shares”) of National Instruments Corporation (the “Company”) that become issuable under the Company’s 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”) and the Company’s 1994 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Amount includes 1,693,864 Shares that were reserved but not issued under the Company’s 2005 Incentive Plan, 2010 Incentive Plan, 2015 Equity Incentive Plan and 2020 Equity Incentive Plan, as of July 29, 2022.

(3)
The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and (h) under the Securities Act, as to the Shares authorized for issuance pursuant to the 2022 Equity Incentive Plan, solely for the purpose of calculating the registration fee.  The computation is based upon the average of the high and low prices of the Shares as reported on the Nasdaq Global Market on August 1, 2022, because the price at which the securities to be granted in the future may be exercised is not currently determinable.

(4)
The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and (h) under the Securities Act, as to the Shares authorized for issuance pursuant to the ESPP, solely for the purpose of calculating the registration fee.  The computation is based upon the average of the high and low prices of the Shares as reported on the Nasdaq Global Market on August 1, 2022, because the price at which the securities to be granted in the future may be exercised is not currently determinable. Pursuant to the ESPP, the purchase price of the Shares reserved for issuance thereunder will be the lower of (a) 85% of the fair market value of a Share on the Quarterly Grant Date (as defined in the ESPP) applicable to an offering period, or (b) 85% of the fair market value of a Share on the Stock Purchase Date (as defined in the ESPP).